Exhibit 99.1

PRESS RELEASE:

Liquidity Services, Inc. Appoints George H. Ellis to Its Board of Directors

WASHINGTON, May 13, 2010 (BUSINESS WIRE) — Liquidity Services, Inc. (LSI), which provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets, today announced the election of Mr. George H. Ellis to the Company’s Board of Directors and its Audit Committee, effective immediately.

“We are very pleased to have George join LSI’s Board,” said Bill Angrick, LSI’s Chairman and CEO. “His experience as a top executive and strategist with high growth companies in the enterprise software and technology sectors will bring a valuable perspective to LSI as we expand our e-commerce marketplace solution in the US and abroad. George’s past CFO and Audit Committee experience will be beneficial to LSI’s Board Audit Committee function.”

Mr. Ellis, a CPA, has been Chief Financial Officer of Global 360, Inc., since July 2006. Mr. Ellis is also a director of Blackbaud, Inc., where he is a member of the Audit Committee. He served in several capacities at SoftBrands, Inc., including as a member of its board of directors from October 2001 to August 2009. Mr. Ellis served on the board of directors of NEON Systems, Inc., from January 2000 to December 2005 and PeopleSupport, Inc., from October 2004 to October 2008. He also served as a director of AremisSoft Corporation from April 1999 until February 2001 and as Chairman and Chief Executive Officer of AremisSoft from October 2001 to July 2002. Previously, Mr. Ellis served as Chief Financial Officer of Sterling Software, Inc., Chief Financial Officer and founder of Sterling Commerce, Inc., a spin-off of Sterling Software, and Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Mr. Ellis earned a Bachelor’s degree in accounting from Texas Tech University.

With the addition of Mr. Ellis, the LSI Board will now consist of eight members.

About Liquidity Services Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, manufacturers and government agencies to market and sell surplus assets quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.